FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES CHAIRMAN MALCOLM M. PRINE PASSES AWAY.

COLUMBUS, Ohio – September 8, 2011 – Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced that Malcolm (Mac) M. Prine, Chairman of the Board of Directors, passed away on September 6. Prine was 83-years-old and had been Chairman of Core since its beginning in 1996. No immediate successor to Prine has been announced.

“We could always count on Mac to be thorough and share his advice and direction succinctly,” said Kevin L. Barnett, President and Chief Executive Officer. “We will truly miss his wisdom, his encouragement, his leadership and his friendship. Mac’s contributions to Core were extensive, starting from the formation of our Company to actively supporting our growth over the past 15 years.”

Prine’s hard work and determination will live on. “On behalf of everyone at Core, we would like to extend our sympathies to Mac’s wife, Barbara, his children, grandchildren, great grandchildren and the rest of his family and friends,” Barnett said. “Mac touched many people in our Company and he will be greatly missed.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of sheet molding compounds (SMC), long fiber thermoplastics (LFTP) and bulk molding compounds (BMC), spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM), and vacuum bagging. Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, and other commercial products. Headquartered in Columbus, OH, Core operates plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; and Matamoros, Mexico. For further information, visit the company’s website at www.coremt.com.

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